UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 21, 2001


                               SOFTLOCK.COM, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


                              33-37751-D 84-1130229
           (Commission File Number) (IRS Employer Identification No.)


                         P.O. BOX 680, MAYNARD, MA 01754
               (Address of principal executive offices) (Zip code)


                                 (978) 461-5940
                    (Registrant's telephone number, including
                                  area code):


                                       N/A
          (Former name or former address, if changed since last report)





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ITEM 5.  OTHER EVENTS.

                      On July 12, 2001, the Registrant issued a press release in which the Registrant announced that it received a NASDAQ Staff Determination letter dated June 27, 2001 indicating that the Registrant was not in compliance with NASDAQ's net tangible assets requirement, as well as not being in compliance with NASDAQ's independent director and audit committee requirements, and that the Registrant's common stock, was, therefore, subject to delisting from The Nasdaq SmallCap Market. On July 6, 2001, Registrant's common stock was delisted from the Nasdaq SmallCap Market. The Registrant does not intend to appeal the delisting. The Registrant's common stock is currently trading on the Pink Sheets.

                      The Registrant also announced that it has been threatened with litigation by certain stockholders concerning the cessation of its operations. The Registrant does not believe that there is any merit to the claim, which may be in excess of $16.5 million, exclusive of attorneys' fees. However, if legal proceedings were instituted and the Registrant was unsuccessful in defending such a lawsuit, an award of damages in the amount claimed would materially and adversely affect the Registrant. Furthermore, even if the Registrant was successful in defending such a lawsuit, the cost alone in professional fees to defend such a lawsuit could materially and adversely affect the Registrant. Registrant has also been threatened with litigation by certain creditors.

                      The Registrant also announced that it had retained counsel, Looney & Grossman LLP, to provide advice with respect to the relationships between the Registrant and its creditors and stockholders and to help formulate and implement a comprehensive consensual informal plan of reorganization or other strategic alternatives, including the possibility of the filing of a petition in bankruptcy.

                      This Report on Form 8-K contains forward looking statements within the meaning of Section 27A of the Securities
Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected forward looking statements.












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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    July 12, 2001                     SOFTLOCK.COM, INC.
                                           (Registrant)

                                           By: /s/ Jonathan Schull

                                              Jonathan Schull
                                              President and Chief
                                              Executive Officer